Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF VELOCITY FINANCIAL, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

Velocity Financial, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (“DGCL”), the Board of Directors of the Corporation has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Corporation’s certificate of incorporation, as amended (which authorizes 25,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”)), the Board of Directors of the Corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

Section 1.    Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a new series of Preferred Stock designated as the “Series A Convertible Preferred Stock”. The number of shares constituting the Series A Convertible Preferred Stock will be 45,000.

Section 2.    Dividends.

2.1    Holders of Series A Convertible Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock (“Common Stock Dividends”) as if the Series A Convertible Preferred Stock were converted into shares of Common Stock (without regard to any limitations on conversion) immediately prior to the record date for such dividend or distribution, at the Conversion Rate in effect on such record date. If the Corporation distributes any rights pursuant to any stockholder rights plan on or after the date hereof, then such distribution will not deemed to be a Common Stock Dividend except to the extent provided in the immediately following sentence. If any shares of Common Stock are issued upon conversion of any share of Series A Convertible Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the holder of such shares of Series A Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under this Certificate of Designation upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the shares of Common Stock at such time, in which case such separation will require, at the time of such separation, distribution of such rights to the holders of Series A Convertible Preferred Stock on an as-converted basis.

Section 3.    Liquidation.

3.1    Prior to conversion pursuant to Section 5, in the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Convertible Preferred Stock shall be entitled to receive, in respect of any shares of Series A Convertible Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Securities and before any amount shall be distributed to the holders of Junior Securities, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the Liquidation Preference, plus any accrued and unpaid Common Stock Dividends at the time of such Liquidation Event, and (ii) the amount such holder of Series A Convertible Preferred Stock would have been entitled to receive had such holder converted its shares of Series A Convertible Preferred Stock into shares of Common Stock at the then-applicable Conversion Rate immediately prior to such Liquidation Event. If, upon a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Convertible Preferred Stock and the holders of any shares of Parity Securities ranking on parity with the Series A Convertible Preferred Stock, with respect to any distribution of assets upon a Liquidation Event, are insufficient to pay in full the amount of all such Liquidation Preference plus any accrued and unpaid Common Stock Dividend payable with respect to the Series A Convertible Preferred Stock and all liquidation preferences payable with respect to any such Parity Securities, then the holders of Series A Convertible Preferred Stock and such Parity Securities shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

3.2    Written notice of any Liquidation Event stating a payment date and the place where such payments shall be made, shall be given by mail, postage prepaid, or by telecopy to non-U.S. residents, not less than ten (10) Business Days prior to the payment date stated therein, to the holders of record of shares of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at such holder’s address as shown by the records of the Corporation; provided, however, that the Corporation will be deemed to have provided such notice if the Corporation furnishes or files such information with the Securities and Exchange Commission via the EDGAR (or successor) filing system and such information is publicly available not less than ten (10) Business Days prior to the payment date.

3.3    After the payment in cash or proceeds to the holders of shares of the Series A Convertible Preferred Stock of the full amount of the Liquidation Distribution with respect to outstanding shares of Series A Convertible Preferred Stock, the holders of outstanding shares of Series A Convertible Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Convertible Preferred Stock, to the remaining assets of the Corporation, if any.

Section 4.    Voting Rights.

4.1    Voting Generally. Except as provided in Section 4.2 and Subsection 5.3(ii)(B), holders of shares of Series A Convertible Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Corporation then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the

Corporation); provided, however, that shares of Series A Convertible Preferred Stock shall not be entitled to vote with respect to the Stockholder Approval or as may otherwise be limited by the rules of NYSE. The holders of the Series A Convertible Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s bylaws in the election of directors and as otherwise required by applicable law. Except as set forth herein or to the extent required by the DGCL, the holders of the Series A Convertible Preferred Stock shall not have any voting rights. In any case in which the holders shall be entitled to vote as a separate class pursuant to the Corporation’s certificate of incorporation, this Certificate of Designation or Delaware law, each holder shall be entitled to one vote for each share of Series A Convertible Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to vote thereon. If the holders are entitled to vote with the holders of the Corporation’s Common Stock, they shall vote on an as converted basis, assuming full conversion pursuant to Section 5(i)(b) (provided that, solely for the purpose of determining the voting power of the Series A Convertible Preferred Stock pursuant to this Section 4.1, the Conversion Price shall be deemed to be the greater of the actual Conversion Price and $2.47 (as adjusted for Common Stock splits and combinations)) with a Conversion Date deemed to be the record date for such vote.

4.2    Adverse Changes. The vote or consent of the holders of at least a majority of the shares of Series A Convertible Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i)    any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Corporation’s certificate of incorporation (including this Certificate of Designation) or bylaws of the Corporation that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Convertible Preferred Stock; and

(ii)    (a) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designation or otherwise) to, the Corporation’s certificate of incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Securities or Senior Securities or any other class or series of Capital Stock of the Corporation ranking senior to, or on a parity basis with, the Series A Convertible Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or (b) the issuance of any Parity Securities, Senior Securities or any other class or series of Capital Stock of the Corporation ranking senior to, or on a parity basis with, the Series A Convertible Preferred Stock;

provided, however, that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Convertible Preferred Stock) into, or the issuance of, Parity Securities or Senior Securities will not require the vote of the holders of the Series A Convertible Preferred Stock as long as the proceeds from any such issuance consist entirely of cash and the proceeds (net solely for expenses incurred in such issuance and the repayment of any Material Indebtedness, the terms of which would prohibit such repurchase of shares of Series A Preferred Stock) are used by the Corporation to repurchase shares of Series A Convertible Preferred Stock.

4.3    Specified Investor Adverse Changes. For so long as a Specified Investor (i) continues to hold at least 50% of the Series A Convertible Preferred Stock issued to such Specified Investor on the Issuance Date and (ii) the Specified Investors and their respective Permitted Transferees collectively continue to hold at least 50% of the aggregate Series A Convertible Preferred Stock issued on the Issuance Date to the Specified Investors, the vote or consent of each Specified Investor then satisfying clause (i) shall be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(a)    any action that requires consent of the holders of the Series A Convertible Preferred Stock under Section 4.2;

(b)    any incurrence or issuance by the Company and its Subsidiaries of any convertible debt securities;

(c)    any incurrence or issuance by the Company and its Subsidiaries of any non-convertible indebtedness for borrowed money with an aggregate principal amount at any time in excess of $20 million other than (i) in connection with ordinary course securitization or warehouse transactions (including, for the avoidance of doubt, term loan or other refinancings thereof), (ii) as permitted pursuant to Section 7.03 of the Credit Agreement or (iii) indebtedness incurred to repurchase the Series A Convertible Preferred Stock;

(d)    any declaration or payment by the Company and its Subsidiaries of any dividend or distribution (other than consisting solely of additional equity securities of the Corporation) on, or redemption, repurchase or acquisition of any equity interests of, the Corporation other than (i) the payment of Redemption Price on the Series A Convertible Preferred Stock, and (ii) ordinary course repurchases, redemptions or other acquisitions of equity held by any current or former officer, director, consultant or employee of the Corporation or any Subsidiary to the extent permitted by Section 7.06(c) of the Credit Agreement; or

(e)    entry into any Liquidation Event, upon consummation of which the Series A Convertible Preferred Stock would not receive at least payment in full, in cash of the Liquidation Preference;

provided, however, that the rights granted to the Specified Investors pursuant to this Section 4.3 are held solely by the Specified Investors and in the event of a transfer of the Series A Convertible Preferred Stock by a Specified Investor, such transferee (other than a Permitted Transferee) shall not be entitled to any of the rights set forth in this Section 4.3.

Section 5.    Conversion; Redemption; Conversion Price Adjustments.

5.1    Conversion.

(i)    Subject to the provisions of this Section 5:

(a)    Conversion at the option of the holder. At any time following receipt of the Stockholder Approval, a holder may, at the holder’s option, elect to convert all or any portion of the shares of Series A Convertible Preferred Stock held by such holder into, with respect to each share of Series A Convertible Preferred Stock so converted, (i) the number of shares of Common Stock equal to the then-applicable Conversion Rate as of the Conversion Date and (ii) the right to receive a cash payment in lieu of fractional shares, if any. A holder may exercise its right of conversion pursuant to this Section 5.1(i)(a) in respect of all or any portion of such holder’s Series A Convertible Preferred Stock; provided that, in each case, no right of conversion pursuant to this Section 5.1(i)(a) may be exercised by a holder on any particular Conversion Date in respect of less than 1,000 shares of Series A Convertible Preferred Stock (unless such conversion relates to all shares of Series A Convertible Preferred Stock held by such holder); and

(b)    Conversion at the option of the Corporation. If, for any date (a “Forced Conversion Determination Date”) following October 7, 2021, the daily VWAP for a share of Common Stock is more than 200% of the Conversion Price, subject to adjustment solely pursuant to Section 5.4(i), on each such Trading Day for at least twenty (20) Trading Days (whether or not consecutive) in the period of thirty (30) consecutive Trading Days (provided that such twenty (20) Trading Days includes the final five (5) Trading Days of such thirty (30) Trading Day period) ending on (and including) the Trading Day immediately prior to such Forced Conversion Determination Date, then, at the Corporation’s option, each outstanding share of Series A Convertible Preferred Stock (excluding any shares that are subject to a Repurchase Notice) shall convert on such Forced Conversion Determination Date (a “Forced Conversion Date”) into (i) the number of shares of Common Stock equal to the then-applicable Conversion Rate as of the Forced Conversion Determination Date and (ii) the right to receive a cash payment in lieu of fractional shares, if any.

5.2    Procedures for Conversion. In order to convert shares of Series A Convertible Preferred Stock pursuant to Section 5.1(a), a holder must (a) deliver to the Corporation (or such other office or agency of the Corporation as it may designate by notice in writing to the registered holder at the address of the holder appearing on the books of the Corporation) (i) a duly completed and executed copy of a notice of conversion substantially in the form attached hereto as Exhibit A-1 (a “Notice of Conversion”); (ii) the certificate or certificates (if any) of the Series A Convertible Preferred Stock to be converted; and (iii) if required, appropriate endorsements and transfer documents; and (b) if required, pay any stock transfer, documentary, stamp or similar taxes payable by the holder in connection therewith and in respect of any other transfer occurring contemporaneously with such conversion under Section 5.8. The date on which such deliveries shall have taken place, and any conditions specified in the Notice of Conversion pursuant to the immediately following sentence have been satisfied, shall be referred to herein as the “Conversion Date”. A holder delivering a Notice of Conversion hereunder may specify in such Notice of Conversion that its election to effect a conversion pursuant to Section 5.1(a) is contingent upon the occurrence or non-occurrence of an event or consummation of a designated or type of transaction, in which case such conversion shall not occur until such time as the conditions set forth in the Notice of Conversion have been satisfied.

5.3    Repurchase at the option of the holder; Repurchase Default.

(i)    At any time on or after the Specified Date, each holder of Series A Convertible Preferred Stock has the option in its sole discretion, to cause the Corporation to repurchase (“Repurchase”) all or a portion (but in no less than $1,000,000 increments based on the Liquidation Preference as of the date of the Repurchase Notice (or such lesser amount to the extent the Repurchase Notice relates to all of the outstanding shares of the Series A Convertible Preferred Stock)) of such holder’s shares of Series A Convertible Preferred Stock (the “Repurchase Option”), for an amount per share of Series A Convertible Preferred Stock equal to the Liquidation Preference of such share (the “Repurchase Price”). The Repurchase Price shall be paid in cash (including by wire transfer of immediately available funds). A holder may exercise its Repurchase Option under this Section 5.3 by delivery of a duly completed and executed copy of a notice substantially in the form attached hereto as Exhibit A-2 to the Corporation (the “Repurchase Notice”). A holder delivering a Repurchase Notice hereunder may specify in such Repurchase Notice that its election to exercise its Repurchase Option is contingent upon the occurrence or non-occurrence of an event or consummation of a designated or type of transaction, in which case the Repurchase shall not occur until such time as the conditions set forth in the Repurchase Notice have been satisfied. Such Repurchase shall be completed on a date specified in the Repurchase Notice, which shall be not less than five (5) Business Days and not more than thirty (30) Business Days following the date of the Repurchase Notice, or, if applicable, the date on which the conditions set forth in the Repurchase Notice have been satisfied (the “Repurchase Date”) unless otherwise agreed between such holder and the Corporation. Prior to the payment of the Repurchase Price, each holder of Series A Convertible Preferred Stock may at any time convert its shares of Series A Convertible Preferred Stock to Common Stock, even if an election has been made with respect to a Repurchase, and upon any conversion any obligation of the Corporation to pay the Repurchase Price with respect to the converted shares shall cease. Without the consent of each Specified Investor, the Corporation will not enter into or amend any agreement relating to any Material Indebtedness in such a way that would by its terms prohibit a Repurchase from being consummated on or after October 7, 2022, it being understood that the Corporation shall not be required to amend any agreement existing on the Issuance Date that relates to Material Indebtedness that prohibits such repurchase.

If a holder does not elect to exercise its Repurchase Option pursuant to this Section 5.3 with respect to all of its shares of Series A Convertible Preferred Stock, the shares of Series A Convertible Preferred Stock held by it and not surrendered for repurchase by the Corporation will remain outstanding until otherwise subsequently converted, repurchased, reclassified or canceled. Notwithstanding anything contained herein to the contrary, until a share of Series A Convertible Preferred Stock is repurchased by the payment in full of the applicable Repurchase Price or converted, reclassified or canceled, such share of Series A Convertible Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein including the right to convert.

As used in this Certificate of Designation: (1) “Material Indebtedness” means (a) obligations under the Credit Agreement and (b) any other obligation of the Corporation with respect to indebtedness for borrowed money in a principal amount in excess of $20 million; (2) “Specified Date” means (a) November 28, 2024, or (b) October 7, 2022 if at any time prior to November 28, 2024 a Repurchase of the outstanding Series A Convertible Preferred Stock would not cause the Series A Convertible Preferred Stock to be treated as “Disqualified Equity Interests” or other indebtedness prohibited by any agreement of the Corporation relating to Material Indebtedness; and (3) “Specified Investor” means (a) TOBI III SPE I LLC and its Affiliates and their Permitted Transferees and (b) Snow Phipps Group, LLC and its Affiliates and their Permitted Transferees, in each case that hold shares of Series A Convertible Preferred Stock on the date of determination.

(ii)    If the Corporation does not repurchase in full, in cash, the shares of Series A Convertible Preferred Stock subject to a Repurchase Notice delivered by a Specified Investor (including on account of any limitations at law on the Corporation’s ability to timely pay the Repurchase Price), within six (6) months following the applicable Repurchase Date (a “Repurchase Default”), such Specified Investor will have the following rights, in such holder’s sole discretion (until the Repurchase Price for the shares of Series A Convertible Preferred Stock subject to such Repurchase Notice has been paid in full, in cash, or such shares of Series A Convertible Preferred Stock have been converted):

(A)    such Specified Investor (such holder, the “Lead Holder”) may force a sale of the Corporation (including causing the Corporation to hire investment bankers, attorneys and other advisors selected by the Lead Holder, such advisors being instructed to follow the instructions of the Lead Holder, and management of the Corporation providing full cooperation, including preparing and providing such financial and other information requested by the investment bankers or the Lead Holder, participating in meetings with prospective purchasers and to take any other action as reasonably requested by the Lead Holder in order to consummate of the proposed sale of the Corporation) (collectively, a “Forced Sale”). For the avoidance of doubt, the Lead Holder will be entitled in connection with a Forced Sale to, but will not be obligated to, assume control of such sale process at any time. Further, the method of Forced sale of the Corporation may, among other methods, be by sale of only such assets as may be required to pay the Repurchase Price or all or substantially all of the Corporation’s assets, merger, consolidation or direct sale of shares, in one or a series of transactions, as advised by the investment bankers and with the consent of the Lead Holder to attempt to maximize the proceeds obtained thereon in order to pay the Repurchase Price, in each case, taking account of the costs of the various transaction options and the timing thereof.

Notwithstanding any of the foregoing, if the DGCL or NYSE rules require the approval of the holders of the Common Stock or other holders of the Corporation’s capital stock in connection with a Forced Sale, such Forced Sale shall be subject to, and contingent upon, obtaining such approvals; and

(B)    if the Repurchase relates to a majority of the outstanding shares of Series A Convertible Preferred Stock, the aggregate number of directors constituting the Board of Directors shall be increased by two and, in addition to the rights of the holder pursuant to Section 4 hereunder, such additional two directors (the “Holder Directors”) shall be elected by the Series A Convertible Preferred Stock, voting separately as a class to the exclusion of other classes of the Corporation’s capital stock (both immediately and at each subsequent annual or other meeting of the stockholders for the election of its Board of Directors). The Holder Directors shall serve until the next annual meeting for the election of the Board of Directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such offices terminates pursuant to the provisions of this Subsection 5.3(ii)(B). Until the Repurchase Default is cured by the timely payment of the amounts due to the Specified Investor pursuant to the Repurchase Option, any Holder Director so elected may be removed at any time, without cause, only by the affirmative vote of a majority of the Series A Convertible Preferred Stock entitled to vote thereon at a special meeting of such holders of Series A Convertible Preferred Stock called for that purpose, and any vacancy created thereby may be filled by the vote of such holders. If and when the Repurchase Default ceases to exist, the holders entitled to elect the Holder Directors hereunder shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent Repurchase Default in the payment of amounts due pursuant to a Repurchase that relates to a majority of the outstanding shares of Series A Convertible Preferred Stock. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected as Holder Directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Subsection 5.3(ii)(B) shall be in addition to any other voting grants granted to the holders of Series A Convertible Preferred Stock pursuant to this Certificate of Designation. Notwithstanding anything to the contrary in this Certificate of Designation, the rights of the Series A Preferred Stock under this Section 5.3(ii)(B) shall be limited as may be necessary to comply with applicable NYSE rules.

5.4    Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 5.4 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 5.4 so as to result in duplication:

(i)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, in each case, in which the shares of the Series A Convertible Preferred Stock do not participate, the number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted in proportion to such increase or decrease in the aggregate number of shares of Common Stock outstanding so that after such date each share of Series A Convertible Preferred Stock shall be convertible into the number of shares of Common Stock which a holder of one share of Series A Convertible Preferred Stock would have owned or been entitled to receive in respect of such share of Series A Convertible Preferred Stock after such date had such holder converted its share of Series A Convertible Preferred Stock immediately prior to the date of the applicable event occurring in clauses (i)-(iii) above. In such event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon conversion of one share of Series A Convertible Preferred Stock before such adjustment and (2) the Conversion Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of Common Stock issuable upon conversion of one share of Series A Convertible Preferred Stock determined pursuant to the immediately preceding sentence.

(ii)    Certain Issuances of Common Shares or Convertible Securities. If the Corporation shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions or a transaction to which Section 5.4(i) is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than the Conversion Price in effect immediately prior to the date of the agreement on pricing such shares (or such convertible securities) then, in such event the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction (1) the numerator of which shall be the sum of (y) the number of shares of Common Stock (or into which convertible securities may be exercised or converted) that would have been issued assuming the additional shares of Common Stock had been issued or deemed issued at a price per share of Common Stock equal to the Conversion Price (such amount determined by dividing the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock to be issued (or into which convertible securities may be exercised or converted) by the Conversion Price immediately prior to the date of the agreement on pricing such shares (or such convertible securities)) and (z) the number of shares of Common Stock outstanding on such date and immediately prior to the issuance of additional shares (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exercise of all convertible securities of the Corporation) and (2) the denominator of which shall be the sum of

(y) the number of shares of Common Stock outstanding on such date (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exercise of all convertible securities of the Corporation) and (z) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or converted).

For purposes of this Section 5.4(ii), the aggregate consideration receivable by the Corporation in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash of all such securities, plus (y) the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock plus (z) the Fair Market Value of any consideration that consists all or in part of property other than cash; and “Permitted Transactions” shall include issuances (i) as consideration for or to fund an acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation related arrangements approved by the Board of Directors, (iii) pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this sentence and outstanding as of April 7, 2020, or pursuant to issuance, exercise or conversion of securities or rights issued pursuant to a distribution in which shares of the Series A Convertible Preferred Stock participate or a stockholder rights plan, (iv) of the Corporation’s Series A Convertible Preferred Stock and the conversion thereof, (v) pursuant to the Warrants and (vi) securities in a transaction described in Section 5.4(i) or Section 5.4(v). Any adjustment made pursuant to this Section 5.4(ii) shall become effective immediately upon the date of such issuance.

Upon the expiration or termination of any unexercised or unconverted or unexchanged convertible security which resulted in an adjustment to the Conversion Price pursuant to the terms of this Section 5.4(ii), the Conversion Price shall be readjusted to such Exercise Price that would then be in effect if such convertible security had never been issued.

(iii)    [Reserved].

(iv)    Certain Repurchases of Common Stock. In case the Corporation effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exercise of all convertible securities of the Corporation) and (y) the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase (treating for this purpose as outstanding all shares of Common Stock issuable upon conversion or exercise of all convertible securities of the Corporation) minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(v)    Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 5.4(i)), the right of a holder of Series A Convertible Preferred Stock to receive shares of Common Stock upon conversion shall be converted into the right to receive the number of shares of stock or other securities or property (including cash) (“Exchange Property”) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon conversion immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Series A Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the right of a holder to convert shares of Series A Convertible Preferred Stock for any shares of stock or other securities or property pursuant to this paragraph. If and to the extent that the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the holder shall be entitled to receive upon conversion of shares of Series A Convertible Preferred Stock shall be specified by the holder, which specification shall be made by the holder by the later of (i) ten (10) Business Days after the holder is provided with a final version of all material information concerning such choice as is provided to the holders of Common Stock, and (ii) the last time at which the holders of Common Stock are permitted to make their specifications known to the Corporation; provided, however, that if the holder fails to make any specification within such time period, the holder’s choice shall be deemed to be whatever choice is made by a plurality of all holders of Common Stock that are not affiliated with the Corporation (or, in the case of a consolidation, merger, sale or similar transaction, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such Business Combination, all references to shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock herein shall be deemed to refer to the consideration to which the holder is entitled pursuant to this Section 5.4(v). The provisions of this clause shall similarly apply to successive Business Combinations. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Business Combination, provide written notice to the holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property provided, however, that the Corporation will be deemed to have provided such notice if the Corporation furnishes or files such information with the Securities and Exchange Commission via the EDGAR (or successor) filing system and such information is publicly available not less than thirty (30) days prior to the anticipated effective date of such Business Combination. Failure to deliver such notice shall not affect the operation of this Section 5.4(v). The Corporation shall not enter into any agreement for a transaction constituting a Business Combination unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Convertible Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 5.4(v), (ii) to the extent that the Corporation is not the surviving corporation in such Business Combination or will be dissolved in connection with such Business Combination, proper provision shall be made in the agreements governing such Business Combination for the conversion of the Series A Convertible Preferred Stock into stock of the Person surviving such Business Combination or such other continuing entity in such Business Combination, and (iii) maintains in all respects a holder’s right to receive the Liquidation Preference in connection with any Business Combination that constitutes a Change of Control.

(vi)    Rounding of Calculations; Minimum Adjustments. All calculations under this Section 5.4 shall be made to the nearest one-tenth (1/10th) of a cent. Any provision of this Section 5.4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01, or more.

(vii)    Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 5 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any shares of Series A Convertible Preferred Stock being converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

(viii)    Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 5.4, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder at the address appearing in the Corporation’s records.

(ix)    Notice of Adjustment Event. In the event that the Corporation shall propose to take any action of the type described in this Section 5.4 (but only if the action of the type described in this Section 5.4 would reasonably be expected to result in an adjustment in the Conversion Price or a change in the type of securities or property to be delivered upon conversion of shares of Series A Convertible Preferred Stock), the Corporation shall give notice to each holder, in the manner set forth in Section 5.4(viii), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action, but shall not affect any claims or rights resulting from the failure to properly provide such notice pursuant to this Certificate of Designation. The Corporation will be deemed to have provided the notice required pursuant to this Section 5.4(ix) if the Corporation furnishes or files such information with the Securities and Exchange Commission via the EDGAR (or successor) filing system and such information is publicly available not less than ten (10) days prior to the date so fixed or the taking of such proposed action, as applicable.

(x)    Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 5.4, the Corporation shall take any action which may be necessary, including obtaining regulatory, NYSE or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of all outstanding shares of Series A Convertible Preferred Stock.

(xi)    Stockholder rights plans. If the Corporation has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date or Forced Conversion Date and the Series A Convertible Preferred Stock did not participate in the distribution of the rights under such rights plan: upon conversion of any shares of the Series A Convertible Preferred Stock, holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date or Forced Conversion Date, as applicable, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of Common Stock as described in Section 5.4(ii), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock or other property or securities and the Series A Convertible Preferred Stock does not participate in such exchange, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 5.4(ii).

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if the adjustments made upon the occurrence of the Trigger Event had been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 5.4(xi), no adjustment shall be required to be made to the Conversion Rate with respect to any holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such holder who receives Series A Convertible Preferred Stock in such transfer after the time such holder becomes, or its affiliate or associate becomes, such an “acquiring person”.

(xii)    Adjustment Rules.

(a)    Any adjustments pursuant to this Section 5.4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in the Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A Conversion Price.

(b)    Except as otherwise provided in this Section 5.4, the Conversion Price will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(c)    Notwithstanding anything in this Certificate of Designation to the contrary, no adjustment to the Conversion Price shall be made pursuant to Section 5.4 for a transaction (other than for share splits or share combinations pursuant to Section 5.4(i)):

(i)

if the Corporation makes a provision for the holders of the Series A Convertible Preferred Stock to participate in the transaction, at the same time and upon the same terms as holders of Common Stock participating in such transaction, without converting shares of Series A Convertible Preferred Stock, as if each holder of Series A Convertible Preferred Stock held a number of shares of Common Stock equal to the number of shares of Common Stock such holder would have held if such holder had converted its shares of Series A Convertible Preferred Stock at the Conversion Price (without giving effect to any adjustment pursuant to Section 5.4 on account of such transaction) in effect at the time of such transaction;

(ii)

upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(iii)

upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding on April 7, 2020 (including the Series A Convertible Preferred Stock and the Warrants) or which has otherwise already given rise to an adjustment hereunder at the time such option, warrant, right, or exercisable, exchangeable or convertible security was issued; or

(iv)	for a change in the par value of the Common Stock.

5.5    Limitations on Conversion. Notwithstanding anything in this Certificate of Designation to the contrary, the holders shall not have the right to acquire shares of Common Stock pursuant to a conversion of the Series A Convertible Preferred Stock, and the Corporation shall not issue shares of Common Stock pursuant to a conversion of the Series A Convertible Preferred Stock, until receipt of the Stockholder Approval.

5.6    Effect of Conversion or Repurchase. All shares of Series A Convertible Preferred Stock converted or repurchased as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion or repurchase, as the case may be, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and/or cash in exchange therefor, as applicable. Upon each conversion the Corporation shall promptly instruct the transfer agent for the Common Stock (the “Transfer Agent”) to record within one (1) Business Day the issuance of the shares of Common Stock issuable upon such conversion to the holder in book-entry form pursuant to the Transfer Agent’s regular procedures, and deliver any cash to be paid to such holder in lieu of any fractional shares of Common Stock on the Conversion Date or Forced Conversion Date, as applicable. Such underlying shares of Common Stock shall be deemed to have been validly issued, be fully paid and non-assessable and the holder shall be deemed to have become a holder of record of such shares for all purposes, as of the close of business on the Conversion Date or Forced Conversion Date, as applicable.

5.7    Reservation of Stock. The Corporation shall at all times, when any shares of Series A Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued Capital Stock, solely for the purpose of issuance upon the conversion of the shares of Series A Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock into the maximum number of shares of Common Stock pursuant to this Section 5. The Corporation shall take all such corporate actions as may be necessary on the part of the Corporation to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The shares of Common Stock which may be issued upon the conversion of the Series A Convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable, will be free of any preemptive rights or any liens and, subject to receipt of the Stockholder Approval, will be listed on the stock exchange on which the shares of Common Stock are then listed.

5.8    No Charge or Payment. The issuance of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Section 6.    Transfer; Registration

6.1    Restrictive Legend. The shares of Series A Convertible Preferred Stock (unless and until transferred in a sale registered under the Securities Act of 1933, as amended (the “Securities Act”) or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission, as such rule may be amended from time to time (“Rule 144”)), will be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

6.2    Transferability. Subject to the provisions of Section 6.1 any holder of Series A Convertible Preferred Stock may sell, assign, transfer, pledge or dispose of all or any portion of such holder’s shares of Series A Convertible Preferred Stock at any time or from time to time. Notwithstanding the foregoing, prior to the earlier of (a) April 7, 2021 and (b) the consummation of a Change of Control, without the prior written consent of the Corporation, neither any holder nor any Permitted Transferee shall sell, assign, transfer, pledge or dispose of all or any portion of such holder’s shares of Series A Convertible Preferred Stock to any Person other than a Permitted Transferee; provided that as a condition to any such sale, assignment, transfer, pledge or disposition, the Permitted Transferee agrees to be bound, and any shares of Series A Convertible Preferred Stock so transferred, shall remain subject to the terms of this Certificate of Designation (including these transfer restrictions); provided further that if such holder ceases to be an Affiliate of such Permitted Transferee, such Permitted Transferee shall be required to transfer such shares of Series A Convertible Preferred Stock or any shares of Common Stock issued upon conversion thereof back to such holder or to another Permitted Transferee of such holder immediately. Any attempted sale, assignment, transfer, pledge or disposition in violation of this Section 6.2 shall be null and void ab initio.

6.3    Register. The Corporation shall keep at its principal office a register for the registration of Series A Convertible Preferred Stock. Upon the surrender of any certificate representing Series A Convertible Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Convertible Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 7.    Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 8.    Definitions. As used in this Certificate of Designation:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this Certificate of Designation, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Certificate of Designation, (A) the Corporation and its Subsidiaries, on the one hand, and any holder or its Affiliates, on the other, shall not be considered Affiliates, (B) any fund or account managed, advised or subadvised, directly or indirectly, by a holder or its Affiliates, shall be considered an Affiliate of such holder and (C) none of Snow Phipps Group, LLC and their Affiliates shall be considered an Affiliate of any of LVS III Holding LP and its Affiliates and vice versa.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Corporation and one by the holder (or if there is more than one holder, a majority in interest of the holders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the holder; otherwise, the average of all three determinations shall be binding upon the Corporation and the holder. The costs of conducting any Appraisal Procedure shall be borne equally by the Corporation, on the one hand, and the holder (or holders, as applicable), on the other hand.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Convertible Preferred Stock, if any, owned by such Person to Common Stock).

“Board of Directors” means the board of directors of the Corporation, including any duly authorized committee thereof.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Change of Control” shall be deemed to have occurred at such time as any of the following events shall occur:

(a)    any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries, files, or is required by applicable law to file, a Schedule 13D (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of Capital Stock of the Corporation representing a majority of the total voting power of all of the Corporation’s outstanding Voting Stock, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; provided that the acquisition of such beneficial ownership by any of (i) Snow Phipps Group, LLC and its Affiliates or (ii) LVS III Holding LP and its Affiliates or (iii) any group in which any of the foregoing are a member, in each case other than as a result of a transaction approved by a majority of the disinterested directors, shall not be a Change of Control under this clause (a); or

(b)    the Corporation consolidates with or merges with or into another Person (other than a Subsidiary of the Corporation), or sells, conveys, transfers, leases or otherwise disposes (excluding in any event ordinary course warehouse and securitization transactions or pledges (but not foreclosures thereon) in respect of indebtedness) of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries to any Person (other than a Subsidiary of the Corporation) or any Person (other than a Subsidiary of the Corporation) consolidates with, or merges with or into the Corporation, provided that none of the circumstances set forth in this clause (b) shall be a Change of Control if Persons that beneficially own the Common Stock immediately prior to the transaction own, directly or indirectly, shares representing a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee Person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Common Stock immediately prior to the transaction.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Conversion Price” means $3.85 per share of Common Stock, subject to adjustment from time to time pursuant to Section 5.

“Conversion Rate” means, for each share of Series A Convertible Preferred Stock, the quotient of (i) $1,000 divided by (ii) the then-applicable Conversion Price.

“Credit Agreement” means the Credit Agreement among Velocity Financial, LLC, Velocity Commercial Capital, LLC, Velocity Commercial Resources, LLC, the lenders party thereto and Owl Rock Capital Corporation, dated as of August 29, 2019, and amended as of October 15, 2019 and as of February 5, 2020.

“DGCL” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property determined as follows:

•

if the security is listed on the NYSE, the VWAP of the security measured over the five (5) Trading Day period ending on and including the specified date (or, if the specified date is not a Trading Day, the five (5) Trading Day period ending on the Trading Day immediately preceding the specified date);

•

if the security is not then listed on a U.S. national securities exchange, the VWAP of the security measured over the five (5) Trading period ending on and including the specified date (or, if the specified date is not a Trading Day, the five (5) Trading Day period ending on the Trading Day immediately preceding the specified date), as reported on the principal over-the-counter quotation system on which such securities trades; or

•	in all other cases, as determined by a majority of the Board of Directors, acting in good faith.

If any holder objects in writing to the calculation of Fair Market Value (regardless of its method of calculation hereunder) within ten (10) Business Days of receipt of written notice thereof and the holder and the Corporation are unable to agree on a fair market value during the ten (10)-day period following the delivery of such holder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the thirtieth (30th) day after delivery of the holder’s objection.

“holder” of Series A Convertible Preferred Stock means a Person in whose name the shares of the Series A Convertible Preferred Stock are registered, which Person shall be treated by the Corporation, and any transfer agent, registrar, paying agent and conversion agent of the Corporation, as the absolute owner of the shares of Series A Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Convertible Preferred Stock in violation this Certificate of Designation shall be a holder, and any such transfer agent, registrar, paying agent and conversion agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a holder and the Person in whose name the shares of the Series A Convertible Preferred Stock were registered immediately prior to such transfer shall remain the holder of such shares.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Corporation.

“Issuance Date” means April 7, 2020.

“Junior Securities” means any Capital Stock of the Corporation, except for the Series A Convertible Preferred Stock or any other class or series of the Corporation’s Capital Stock which is senior to or pari passu with the Series A Convertible Preferred Stock with respect to preference and priority on dividends or liquidation as permitted by the terms of the Series A Convertible Preferred Stock hereunder.

“Liquidation Event” shall mean (a) a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation, or (b) a Change of Control.

“Liquidation Preference” means (a) for the period beginning on the Issuance Date to, but not including, October 7, 2022, $2,000 per share of Series A Convertible Preferred Stock, (b) for the period beginning on and including October 7, 2022 to and including November 28, 2024, an amount equal to $2,000 per share of Series A Convertible Preferred at the start of such period and increasing to an amount greater than $2,000 and equal to or less than $3,000 per share of Series A Convertible Preferred Stock by linear interpolation based upon the date of determination and number days during such period, and (c) from and after November 28, 2024, $3,000 per share of Series A Convertible Preferred Stock.

“Market Price” means, with respect to the Common Stock, on any given Trading Day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the NYSE on such day. If the Common Stock is not traded on the NYSE on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock on that date shall mean the Fair Market Value per share as determined by the Board of Directors in reliance on an opinion of an Independent Financial Advisor retained by the Corporation for this purpose and certified in a resolution sent to the relevant holder(s). For the purposes of determining the Market Price of the Common Stock on the Trading Day preceding, on or following the occurrence of an event, (i) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the NYSE or, if trading is closed at an earlier time, such earlier time and (ii) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“NYSE” means the New York Stock Exchange and such principal stock exchange on which the Common Stock is then listed or traded if not then listed or traded on the New York Stock Exchange.

“Parity Securities” means any Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series A Convertible Preferred Stock with respect to preference and priority on dividends or liquidation of the Corporation as permitted by the terms of the Series A Convertible Preferred Stock hereunder.

“Permitted Transferee” means with respect a holder: (i) any Affiliate of the holder and (ii) with respect to any holder that is an investment fund or a vehicle of an investment fund (or investment funds), any other investment fund or vehicle of which such holder or an Affiliate thereof serves as the general partner or discretionary manager or advisor (so long as such investment fund or vehicle was not established for the purpose of acquiring Series A Convertible Preferred Stock or Warrants (or the shares of Common Stock underlying Series A Convertible Preferred Stock or Warrants)) and in which such holder or Affiliate thereof retains sole voting and dispositive power (or in which such voting and dispositive power is shared solely between Permitted Transferees); provided that a portfolio company of a holder or its Affiliates shall not be a Permitted Transferee.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof pursuant to (a) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (b) any other offer available to substantially all holders of Common Stock, in the case of both (a) or (b), whether for cash, shares of Capital Stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while shares of Series A Convertible Preferred Stock are outstanding. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Corporation under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of April 5, 2020, as amended from time to time, by and among the Corporation and other parties thereto, including all schedules and exhibits thereto.

“Senior Securities” means any Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series A Convertible Preferred Stock with respect to preference and priority on dividends or liquidation of the Corporation as permitted by the terms of the Series A Convertible Preferred Stock hereunder.

“Stockholder Approval” means the approvals by the holders of Common Stock that are required under the listing standards of NYSE (and any successor thereto and any other trading market on which the Common Stock is listed), including Section 312.03 of the NYSE Listed Company Manual for the issuance of the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and upon exercise of the Warrants.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; (b) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or sole manager thereof; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Trading Day” means a day on which:

(a)    trading in the Common Stock generally occurs on the NYSE; and

(b)    during the one-half hour period ending on the scheduled close of trading on any Trading Day no material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock existed or occurred.

If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Voting Stock” means the Common Stock and any other class or series of Capital Stock of the Corporation ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page “VEL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Corporation). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Warrants” means the Common Stock Purchase Warrants of the Corporation issued pursuant to the Securities Purchase Agreement.

Section 9.    Amendment and Waiver. Except as set forth herein, no amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the holders of a majority of the Series A Convertible Preferred Stock outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Convertible Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Convertible Preferred Stock then outstanding.

Section 10.    Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362 (Attention: Christopher D. Farrar) (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

Section 11.    Other Rights. The shares of Series A Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation or in the Corporation’s certificate of incorporation or as provided by applicable law and regulation; provided, however, that in the event of any conflict between the Corporation’s certificate of incorporation and the provisions set forth in this Certificate of Designation, this Certificate of Designation shall control.

Section 12.    Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 13.    Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 14.    Breaches, Remedies, Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders and that the remedy at law for any such breach will be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 15.    Cancellation of Series A Convertible Preferred Stock. Any share of Series A Convertible Preferred Stock acquired (whether by repurchase, conversion or otherwise) by the Corporation or any of its Subsidiaries shall immediately upon acquisition of such shares of Series A Convertible Preferred Stock be cancelled and may not be held in treasury, reissued, sold or otherwise transferred by the Corporation or any of its Subsidiaries.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and acknowledged by the undersigned this 6 th day of April 2020.

VELOCITY FINANCIAL, INC.

By:	/s/ Christopher Farrar
	Name:	Christopher Farrar
	Title:	Chief Executive Officer

Exhibit A-1

Notice of Conversion

The undersigned holder of Series A Convertible Preferred Stock hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below pursuant to Section 5 of the Certificate of Designation into shares of Common Stock[, subject to the satisfaction or waiver of the conditions below]. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series A Convertible Preferred Stock of Velocity Financial, Inc. dated as of April 6, 2020 (the “Certificate of Designation”).

Conditions precedent to Conversion: [            ]

Conversion Calculations:

Number of shares of Series A Convertible Preferred Stock owned prior to conversion: [            ]

Number of shares of Series A Convertible Preferred Stock to be converted: [            ]

Number of Shares of Common Stock to be Issued: [            ]

Applicable Conversion Price: [            ]

Number of shares of Series A Convertible Preferred Stock owned subsequent to conversion: [            ]

[HOLDER]

By:
Name:
Title:

Date:

Exhibit A-2

Repurchase Notice

The undersigned holder of Series A Convertible Preferred Stock hereby irrevocably elects to cause the Corporation to repurchase the number of shares of Series A Convertible Preferred Stock indicated below pursuant to Section 5 of the Certificate of Designation[, subject to the satisfaction or waiver of the conditions below]. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Series A Convertible Preferred Stock of Velocity Financial, Inc. dated as of April 6, 2020 (the “Certificate of Designation”).

Conditions precedent to Repurchase: [            ]

Repurchase Calculations:

Number of shares of Series A Convertible Preferred Stock owned prior to repurchase: [            ]

Number of shares of Series A Convertible Preferred Stock to be repurchased: [            ]

Repurchase Date: [            ] (Enter a date that is not less than five (5) Business Days and not more than thirty (30) Business Days following the date of this Repurchase Notice. The Repurchase Date must be a Business Day.)

[HOLDER]

By:
Name:
Title:

Date: